GABELLI ETFs TRUST N-1A/A

Exhibit (l)

INITIAL SUBSCRIPTION AGREEMENT

The Gabelli ETFs Trust (the “Trust”), a Delaware statutory trust, and Gabelli Funds, LLC (the “Purchaser”), a New York limited liability company, hereby agree as follows:

1. The Trust hereby offers the Purchaser and the Purchaser hereby purchases 5,000 shares of beneficial interest of the Gabelli Growth Innovators ETF, no par value for $25.00 per share (collectively, the “Shares”). The Trust hereby acknowledges receipt from the Purchaser in the total amount of $125,000 in full payment for the Shares.

2. The Purchaser represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a present intention to the distribution thereof.

3. The Trust represents that a copy of its Certificate of Trust, dated July 26, 2018, is on file with the Secretary of State of the State of Delaware.

4. This Agreement has been executed on behalf of the Trust by the undersigned officer in his capacity as an officer of the Trust.

1

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 28th day of December, 2020.

GABELLI ETFs TRUST
on behalf of
Gabelli Love Our Planet & People ETF

By: /s/ Peter Goldstiein

Name: Peter Goldstein

Title: Secretary

GABELLI FUNDS, LLC

By: /s/ John C. Ball

Name: John C. Ball

Title: Authorized Signatory

2